EXHIBIT 3.10

AMENDATORY CERTIFICATE OF DETERMINATION

OF CLASS II PREFERRED STOCK

OF

MINISTRY PARTNERS INVESTMENT CORPORATION,

a California Corporation

            Billy M. Dodson, President, and Van C. Elliott, Secretary, certify that:

            1.         They are the President and the Secretary, respectively, of Ministry Partners Investment Corporation, a California corporation.

            2.         None of the shares of the series designated Class II Preferred Stock, which is the series of shares affected by this Amendatory Certificate of Determination, has been issued.

            3.         Paragraph (b) of the corporation's Certificate of Determination filed on September 6, 2006 is hereby amended and restated in its entirety to read as follows.

"(b)      Dividends. Each share of the Class II Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, a quarterly cash dividend equal to an annualized one percent (1.0%) per annum of the Liquidation Preference. Dividends are payable quarterly in arrears on the 30th day of each April, July, October and January, except that if any such date is on a Saturday, Sunday or a legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday. Dividends shall accrue and be cumulative from the date of first issuance of the Class II Preferred Stock and will be payable to holders of record as they appear on the stock books of the corporation on such record dates as are fixed by the Board of Directors. No interest shall be payable with respect to any dividend payment on the Class II Preferred Stock which may be in arrears."

            4.         The foregoing amendment has been duly approved by the Board of Directors in a resolution adopted by it and which is set forth below.

            5.         The rights, preferences, privileges, and restrictions of the Class II Preferred Stock affected by this Amendatory Certificate of Determination and the resolution set forth below contain a supermajority vote provision subject to Section 710 of the Corporations Code. The provision has been approved by the shareholders in accordance with subdivision (c) of Section 710.

RESOLUTION OF BOARD OF DIRECTORS

            WHEREAS, the Articles of Incorporation of this corporation provide for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

            WHEREAS, the Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed on any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation of that series, or any of them, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series after the issue of shares of that series; and

            WHEREAS, the rights, preferences, privileges, and restrictions relating to a series of Preferred shares, designated Class II Preferred Stock, were fixed by a resolution adopted on August 17, 2006 and set forth in a Certificate of Determination filed in the office of the California Secretary of State on September 6, 2006; and

            WHEREAS, no Preferred shares of that series have been issued; and

            WHEREAS, the Board of Directors now desires to alter or revoke certain of the rights, preferences, privileges, or restrictions for Preferred shares of that series as set forth in that Certificate of Determination;

            IT IS THEREFORE RESOLVED, that the Board hereby amends the RESOLUTION OF THE BOARD OF DIRECTORS set forth in Paragraph (b) of the Certificate of Determination filed on September 6, 2006;

            RESOLVED FURTHER, that the rights, preferences, privileges, and restrictions fixed for Preferred shares of that series by that resolution of the Board of Directors and set forth in the Certificate of Determination of Preferences referred to above, shall be and remain unchanged except as altered or revoked by the foregoing resolution; and

            RESOLVED FURTHER, that the Board Chairperson, the President or any Vice-President, and the Secretary, the chief financial officer, the Treasurer, or any Assistant Secretary or Assistant Treasurer of this corporation are each authorized to execute, verify, and file in the office of the California Secretary of State an Amendatory Certificate of Determination in accordance with this resolution and California law.

            6.         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

            Executed on September 6, 2006 at Brea, California.

                                                                                    /s/ Billy M. Dodson

                                                                                    Billy M. Dodson, President

                                                                                    /s/ Van C. Elliott

                                                                                    Van C. Elliott, Secretary